Exhibit 10.3

August 20, 2015

To: Carl Lamm

Re: Employee Offer Letter Amendment; Ireland Assignment Details

Dear Carl:

The purpose of this letter, along with the Employee Offer Letter Amendment; Compensation Adjustment and Performance Stock Unit Grant letter dated August 19, 2015, is to modify certain terms of your employment as set forth in your Amended and Restated Employee Offer Letter dated February 25, 2014 (the “Employee Offer Letter”), along with the Employee Offer Letter Amendment; Compensation Adjustment and Performance Stock Unit Grant letter dated August 19, 2015. The changes set forth herein shall be effective on July 22, 2015 (the “Effective Date”). The terms to be modified are as follows:

Section 3 (Benefits): Add the following provisions:

Ireland Assignment Benefits - Terms of Assignment
The term of your assignment is anticipated to begin on or around October 1, 2015, contingent on approval of your work authorization. The total assignment duration is anticipated to be a period of 12 months, with the understanding that the term of your assignment may be lengthened or shortened by the Company at its discretion. It is currently expected that you will spend half of your time in Ireland during the course of the assignment period.

Your assignment is subject to your acceptance of the terms and conditions outlined in this Agreement.

The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with your travel to Ireland (the “Irish Travel Expenses”) to facilitate the smooth operation of the Company’s Irish facility, including:
1.reasonable airfare
2.ground transportation up to EUR 7,500.00 per month
3.incidentals up to EUR 1,000 per month, and
4.lodging for yourself and your spouse up to EUR 6,000 per month.

Your right to reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company’s reimbursement policies in effect from time to time.

Any reimbursements will be paid to you within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 45 days after you incur the expense. For the avoidance of doubt, if any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

In addition, tax consulting and assistance in preparing your U.S. and Ireland income tax returns (if required) will be provided at the Company’s expense in accordance with the tax equalization program.
Tax Equalization Program

Tax Equalization Objective
The purpose of tax equalization is to ensure that you will be kept in a similar economic (tax) position as if you had remained an employee in your Home Country; and that you will be responsible only for the taxes you would have paid had you remained in your Home Country. The philosophy of tax equalization applies to all ZELTIQ international assignments; however, depending on the local laws of your home and host countries in connection with your specific details, the mechanics of tax equalization may differ slightly from those outlined below. In general, the tax equalization policy will be applied in cases where the total world-wide income and social tax liability differs from the stay-home tax liability.

Tax Consultation and Preparation
Global Mobility Tax (GMT) has been chosen as the Company’s tax service provider for international assignees. GMT will be responsible for administering your tax issues while you are on assignment and provide the following services:
1.    A Pre-Departure Tax Consultation in Home Country
2.    A Tax consultation in Host Country
3.    Hypothetical Tax Computations (Stay-home Tax)

•	Estimated Hypothetical Tax (Retained Tax)

•	Final Hypothetical Tax Liabilities (part of Tax Equalization Settlement)
4.    Actual Tax Computations & Filings

•	Estimated Tax Payments

•	Extension Requests/Payments

•	Home- and Host-Country Income Tax Returns for assignee and spouse/partner

•	Review of Final Assessments

•	Tax Notice and Audit Support to the extent related to international assignment
5.     Tax Equalization Cash Settlement Reconciliation.

ZELTIQ will cover the cost for these services.

Review of Policy
It is important that you review the International Assignment Tax Equalization Policy to understand:
1.    Limitations/Caps on Personal Income

2.	Limitations/Caps on Stock Option & RSU Income – Please note that as an exception to the Tax Equalization Policy, Zeltiq will tax equalize all Stock Option & RSU Income for you for this assignment
3.    The company’s and your responsibilities

More details about the policy can be found in “Addendum I.”

Tax Equalization Mechanics
As part of the tax equalization program, the company will deduct/retain from your compensation an amount representing an estimate of your usual home country tax liability (income and social taxes) had you not gone on international assignment (the "Hypothetical Tax"), and pay on your behalf your actual tax liabilities in the home country and in the host location ("Actual Tax").

Tax Equalization Settlement
At the conclusion of filing your Home Location and Assignment Location tax returns, a final tax equalization settlement calculation will be prepared to compare the total taxes you paid to your Final Hypothetical Tax Liability.  The result may be a payable or receivable by you.  For example, the amount of hypothetical tax that you contributed while on assignment may have not covered the total amount of tax due and, therefore, the Company may need to collect from you the additional monies owed.

Except as expressly modified herein, all other terms of your Employee Offer Letter shall remain in full force and effect.

This letter agreement, together with your Employee Offer Letter (and the Employee Offer Letter Amendment dated August 19, 2015) along with your Confidential Information and Invention Assignment Agreement, set forth the full and complete agreement between you and the Company regarding your employment with the Company. Any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this letter agreement. This letter agreement, along with your Employee Offer Letter and associated amendments, only may be modified in a written document signed by a duly-authorized officer of the Company.

To indicate your acceptance of the Company’s offer, please sign and return a copy to me by close of business Friday, August 28, 2015.

Sincerely, /s/ Mark J. Foley	Agreed to and accepted: /s/ Carl Lamm	9/18/15
Mark J. Foley President and Chief Executive Officer	Carl Lamm	Date
Addendum I

Tax Equalization and Tax Preparation Services

Philosophy

ZELTIQ Aesthetics, Inc. (the “Company’s) policy of tax equalization is designed to ensure to keep your tax cost to what you would have paid had you remained home and had not received allowances or received special tax considerations as a result of working outside of your home country. In return, it is expected that you will work in a partnership spirit with Company to help reduce the world-wide actual tax cost within legal limits. Specifically, the policy provides:

Tax Equalization and Retained Hypothetical Tax
•Company will pay the actual home and host country taxes, subject to certain limitations, including:
◦Exercising Stock Options and Sale of Assets: Exercising stock options while on assignment may have significant tax ramifications in the host and home locations for both the employee and Company. It is the responsibility of the employee to notify the Company-designated tax consultant no less than ten business days prior to exercising stock options while covered under this policy. Failure to do so may result in the employee being responsible for all host and home taxes and tax preparation fees related to the stock exercise. It is Company’s policy to tax equalize stock option income up to an equivalent amount of US$25,000 annually. Please note that this only applies to stock option income taxable in the host country. The employee will be responsible for paying all host country taxes for stock option income in excess of US$25,000.
◦Net Personal Income: The employee’s net personal income will be tax equalized, subject to a cap of an equivalent amount of US$20,000. Net personal income is income not connected with employment with Company. Examples of personal income, which the employee may receive, include the following:
a.    Interest Income
b.    Dividend Income
c.    Capital Gains or Losses
d.    Other Gains or Losses
e.    Alimony
f.    Pension or Annuities
g.    Rental Income or Loss
h.    Income or Loss from a Partnership, S Corporation, or Trust

The tax treatment of personal income for hypothetical tax purposes will generally follow the tax treatment claimed on the employee's actual tax return. For example, if the employee receives net income from a real estate rental, such income would be reported on the hypothetical tax return exactly the same way as on the actual tax return, if applicable.
◦Spousal Income: Spousal employment income earned in the host-country is considered personal income; however, it is not subject to tax equalization. Accordingly, if the employee's spouse decides to work in the host location, the spouse will bear all tax costs associated with such income. In the event that the employee and spouse file a joint host-country tax return, a determination will be made as to whether Company has funded through estimated tax payments or balance due payment, any of the spouse’s share of host-country tax. If Company has funded any of the spouse’s liability, the employee will be required to reimburse Company.

•
Employee will be responsible to contribute a hypothetical tax amount (i.e. the tax that would have been paid had the employee remained home); this estimated hypothetical tax is retained by the Company each pay period, similar to employees who are paying actual taxes through payroll withholding.

•
Since the estimated hypothetical tax is only an estimate, once all the employee’s tax returns have been completed and filed, a final hypothetical tax calculation will be prepared to compute the employee’s final stay-at-home tax responsibility.

•	The hypothetical tax will include all federal, state, provincial, local, and social tax obligations based on the employee’s home location prior to assignment.
Employee’s Obligations and Responsibilities

•	Arrange financial affairs so as to comply with applicable home and host country income tax requirements;

•	Provide the Company-selected international tax firm with complete information on a timely basis to avoid imposition of interest or penalties; and

•
Notify Company in advance of any significant income events, e.g., sale of an asset, inheritance, exercise of stock options, etc., to allow for consultation with the tax firm and implementation of appropriate tax planning strategies.

Income Tax Return Preparation Assistance

Company will provide the employee with income tax return preparation assistance, through a Company designated tax consultant, for all years of assignment (plus the year following termination of assignment, if deemed appropriate by Company). This service will cover all required income tax returns in both the home and host locations. The employee is expected to maintain adequate records to assist in the preparation of both home and host income tax returns. To remain eligible for this assistance, the employee must use the Company-designated tax consultant.

Tax return preparation assistance includes the following services:

•	A tax briefing session to explain tax implications of relocation

•	Income tax return preparation in the point of origin location (Home Country)

•	Income tax return preparation in the new work location (Host Country)

•	Preparation of estimated and final hypothetical tax calculations

•	Preparation of year-end Tax Equalization Settlement

Out-of-Scope Tax Services:

•	Personal tax planning outside of issues related to relocation benefits

•	Preparation of projected tax liabilities in Home and Host Countries

Additional tax services or extended tax services may be provided but only if prior approval has been granted by Company.

If required data is not provided by the employee on a timely basis or is inaccurate in nature, which then requires additional tax consultant time for manual reconciliation, the employee will be directly charged with any additional tax consultant fees and applicable Tax Authority penalties.

If delays or mistakes result from the action of Company, the additional fee/penalty will be covered by Company.

Year-End Review of Tax Equalization Settlement

As previously discussed, an estimated hypothetical tax is retained from the employee’s wages throughout the year. At year-end, once tax returns are prepared, the final hypothetical tax is computed. The year-end Tax Equalization Settlement will reconcile the estimated retained hypothetical tax to the final hypothetical tax.

If the year-end settlement calculation results in an additional payment due to the employee, this will be reimbursed through the Company relocation expense reimbursement process. This payment will be made within one (1) week of receipt of this calculation. If the year-end settlement results in a payment due to Company from employee, this amount must be paid to Company within sixty (60) days of receipt of this calculation.

Employee Tax Compliance

Company expects full tax compliance in the reporting of income and filing of all tax returns, in both the Home and Host Country, as required by local law.  Prior to your departure for your assignment, it is essential that you meet with a representative of the Company-designated tax consultant, Global Mobility Tax, for a consultation with regards to Company’s policy and your tax situation.  Please contact Global Mobility Tax to arrange for this meeting.